Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Acquisition of the Wireline Business of Sprint Communications

On September 6, 2022, Cogent Infrastructure, Inc., a Delaware corporation (the “Buyer”) and a direct wholly owned subsidiary of Cogent Communications Holdings, Inc., a Delaware corporation (the “Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Sprint Communications LLC (“Sprint Communications”) and an indirect wholly owned subsidiary of T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), and Sprint LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of T-Mobile (the “Seller”), pursuant to which the Buyer acquired the U.S. long-haul fiber network (including the non-U.S. extensions thereof) of Sprint Communications and its subsidiaries (the “Wireline Business”). In accordance with the terms and conditions set forth in the Purchase Agreement, on May 1, 2023 (the “Closing Date”), the Company purchased from the Seller all of the issued and outstanding membership interests (the “Purchased Interests”) of Wireline Network Holdings LLC, a newly formed Delaware limited liability company that, following an internal restructuring, holds Sprint Communications’ assets and liabilities relating to the Wireline Business (such transactions contemplated by the Purchase Agreement, collectively, the “Transaction”).

Purchase Price

On the Closing Date, the Buyer consummated the Transaction pursuant to the terms of the Purchase Agreement, providing a purchase price of $1 payable to the Seller for the Purchased Interests, subject to adjustments, including for cash, working capital and other customary items (the “Purchase Price Adjustment”), as set forth in the Purchase Agreement. Based on the Seller’s estimates of the Purchase Price Adjustment components, including an estimated $43.4 million of cash and cash equivalents (for purposes of funding the international operations of the Wireline Business), the Purchase Price Adjustment resulted in the Buyer making a payment to the Seller of approximately $61.1 million on the Closing Date (such amount, the “Estimated Purchase Price”). Pursuant to the terms of the Purchase Agreement, the Estimated Purchase Price is subject to adjustment following the Closing Date upon final determination of the various components of the Purchase Price Adjustment. Although the Purchase Price Adjustment process remains ongoing as of the date hereof, the Company currently expects that, upon final determination of the Purchase Price Adjustment components in accordance with the terms of the Purchase Agreement, the Buyer will be required to make an additional payment of approximately $3.5 million to the Seller, which payment the Company currently expects will be paid within 180 days from the Closing Date. In addition to the Purchase Price Adjustment payment, the Purchase Agreement also requires the Seller to reimburse the Buyer 50% of any short-term operating lease liabilities assumed by the Buyer. The Company currently expects a payment of $57.1 million to be due from the Seller to the Buyer in respect of the acquired short-term lease obligations. Pursuant to the terms of the Purchase Agreement, this amount would be paid from the Seller to the Buyer in four equal payments in months 55 to 58 following the Closing Date. This amount will be recorded at its present value, which the Company currently estimates would result in a discount of $17.0 million. The interest rate used in determining the present value was derived considering rates on similar issued debt instruments with comparable durations, among other market factors. The determination of the discount rate requires judgment.

IP Transit Services Agreement

On the Closing Date, Cogent Communications, Inc. and T-Mobile USA, Inc., a Delaware corporation and direct subsidiary of T-Mobile (“TMUSA”), entered into an agreement for IP transit services (the “IP Transit Services Agreement”), pursuant to which TMUSA will pay an affiliate of the Company an aggregate of $700 million, consisting of (i) $350 million in equal monthly installments during the first year after the Closing Date and (ii) $350 million in equal monthly installments over the subsequent 42 months.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. generally accepted accounting principles and pursuant to Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the combination of the historical results of the Company and the Wireline Business after giving pro forma effect to the Transaction as described herein. The unaudited pro forma condensed combined financial statements are derived from the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022 included in its Annual Report on Form 10-K for the year ended December 31, 2022 and the audited consolidated financial statements of the Wireline Business as of and for the year ended December 31, 2022 included in the Current Report on Form 8-K/A to which these unaudited pro forma condensed combined financial statements are filed as an exhibit, filed with the Securities and Exchange Commission (the “SEC”) on July 14, 2023. The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical balance sheets of the Company and the Wireline Business on a pro forma basis as if the Transaction had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical statements of operations of the Company and the Wireline Business for such period on a pro forma basis as if the Transaction had been consummated on January 1, 2022.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition of the Company would have been had the Transaction actually occurred on the date indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition of the Company for any future period or as of any future date. The assumed accounting for the Transaction, including estimated consideration, is based on provisional amounts and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities of the Wireline Business was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of the assets acquired and liabilities assumed of the Wireline Business, the Company used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The purchase adjustments relating to the combined financial information are preliminary and subject to change as additional analyses are performed and finalized. Final accounting treatment, purchase price allocation and/or purchase adjustments may be different than that reflected herein, and any such differences may be material. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information, which should be read in conjunction herewith.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical financial statements and related management’s discussion and analysis of financial condition and results of operations, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and filed with the SEC on February 24, 2023, and the historical financial statements of the Wireline Business, which are included as Exhibit 99.1 to the Current Report on Form 8-K/A to which these unaudited pro forma condensed combined financial statements are filed as an exhibit, filed with the SEC on July 14, 2023.

UNAUDITED PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

(Amounts in thousands)

	COGENT COMMUNICATIONS HOLDINGS, INC.	WIRELINE BUSINESS	TRANSACTION ACCOUNTING ADJUSTMENTS	NOTES	PRO FORMA COMBINED
Assets
Current assets:
Cash and cash equivalents	$223,783	$27,400	$(64,604)	(a)	$186,579
Restricted cash	52,129	—	—		52,129
Accounts receivable, net of allowance for credit losses	44,123	35,500	400	(d)	80,023
Due from T-Mobile – IP Transit Agreement, net of discount	—	—	313,769	(c)	313,769
Prepaid expenses and other current assets	45,878	7,500	—		53,378
Total current assets	365,913	70,400	249,565		685,878
Property and equipment:
Total property and equipment, net	544,430	497,400	532,800	(e)	1,574,630
Due from T-Mobile – Purchase Agreement, net of discount	—	—	40,029	(b)	40,029
Due from T-Mobile – IP Transit Agreement, net of discount	—	—	306,621	(c)	306,621
Right-of-use leased assets	81,601	116,500	370,536	(f)	568,637
Deposits and other	15,367	7,100	—		22,467
Intangible assets, net	—	6,600	50,400	(g)	57,000
Deferred income taxes	2,871	—	135,000	(j)	137,871
Total assets	$1,010,182	$698,000	$1,684,950		$3,393,133
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable & accrued liabilities	$86,186	$108,400	$1,000	(i)	$195,586
Deferred revenue	4,911	4,400	—		9,311
Current maturities, operating lease liabilities	12,005	59,200	54,921	(f)	126,126
Employee restructuring liabilities	—	5,200	(5,200)	(k)	—
Finance lease obligations, current maturities	17,182	—	—		17,182
Other current liabilities	—	300	—		300
Total current liabilities	120,284	177,500	50,721		348,505
Senior secured 2026 notes, net of unamortized debt costs and discount	497,892	—	—		497,892
Senior unsecured 2027 notes, net of unamortized debt costs and discount	446,371	—	—		446,371
Operating lease liabilities, net of current maturities	94,587	251,900	121,015	(f)	467,502
Finance lease obligations, net of current maturities	287,044	—	—		287,044
Unfavorable lease liabilities	—	—	147,503	(t)	147,503
Deferred income taxes	47,646	—	580,000	(j)	627,646
Other long-term liabilities	34,990	38,700	(3,102)	(h)	70,588
Total liabilities	$1,528,814	$468,100	$896,137		$2,893,051
Stockholders’ equity:
Total stockholders’ equity	$(518,632)	$229,900	$788,814	(l)	$500,082
Total liabilities and stockholders’ equity	$1,010,182	$698,000	$1,684,950		$3,393,133

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(Amounts in thousands, except share and per share information)

	COGENT COMMUNICATIONS HOLDINGS, INC.	WIRELINE BUSINESS	TRANSACTION ACCOUNTING ADJUSTMENTS	NOTES	AUTONOMOUS ENTITY ADJUSTMENTS	NOTES	PRO FORMA COMBINED
Service revenue	$599,604	$514,600	$—		$—		$1,114,204
Related party revenue	—	56,700	—				56,700
Total service revenue	599,604	571,300	—		—		1,170,904
Operating expenses:
Network operations, exclusive of amounts shown separately	228,154	773,900	—		$(8,100)	(s)	993,954
Selling, general, and administrative	163,021	160,400	(38,817)	(u)	(37,600)	(s)	247,004
Impairment expense	—	477,300	—		—		477,300
Gain on sale of IP addresses	—	(120,800)	—		—		(120,800)
Loss on disposal of equipment	—	20,200	—		—		20,200
Acquisition costs – Sprint Wireline	2,248	—	$1,000	(i)	—		3,248
Depreciation and amortization	92,222	125,900	17,985	(p)	—		242,440
			6,333	(q)
Total operating expenses	485,645	1,436,900	(13,499)		(45,700)		1,863,346
Operating income (loss)	113,959	(865,600)	13,499		45,700		(692,442)
Interest expense	(67,584)	—					(67,584)
Gain on bargain purchase – Sprint Wireline	—	—	1,117,720	(m)	—		1,117,720
Change in valuation – interest rate swap	(43,113)	—	—		—		(43,113)
Foreign exchange gain on 2024 Notes	31,561	—	—		—		31,561
Loss on debt extinguishment and redemption – 2024 Notes	(11,885)	—	—		—		(11,885)
Interest income and other	3,438	2,000	36,231	(n)	—		44,800
			3,131	(o)
Income (loss) before income taxes	26,376	(863,600)	1,170,581		45,700		379,057
Income tax (expense) benefit	(21,230)	(300)	(3,510)	(r)	—		(25,040)
Net income (loss)	$5,146	$(863,900)	$1,167,071		$45,700		$354,017

Basic net income per common share	$0.11						$7.55
Diluted net income per common share	$0.11						$7.50
Weighted-average common shares-basic	46,875,992						46,875,992
Weighted-average common shares -diluted	47,207,298						47,207,298

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Financial Accounting Standards Board ASC Topic 805, Business Combinations (“ASC 805”), with the Company treated as the accounting acquirer and the Wireline Business as the accounting acquiree. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed of the Wireline Business are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information. The final allocation is expected to be completed when the Company files its report on Form 10-Q for the quarter ending June 30, 2024 and could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment; (2) changes in allocations to intangible assets; and (3) other changes to assets and liabilities.

On the Closing Date, Cogent Communications, Inc. and T-Mobile USA, Inc., a Delaware corporation and direct subsidiary of T-Mobile (“TMUSA”), entered into an agreement for IP transit services (“IP Transit Services Agreement”), pursuant to which TMUSA will pay an affiliate of the Company an aggregate of $700 million, consisting of (i) $350 million in equal monthly installments during the first year after the Closing Date and (ii) $350 million in equal monthly installments over the subsequent 42 months.

The Company evaluated what elements are part of the business combination and the consideration exchanged to complete the acquisition. Under ASC 805, the Company has concluded that the $700 million of payments to be made under the IP Transit Agreement represent consideration received from T-Mobile to complete the acquisition of a distressed business. The Company also evaluated whether the $700.0 million IP Transit Services Agreement was in the scope of ASU No. 2014-09, Revenue from Contracts with Customers (“ASC 606”). The Company has concluded that T-Mobile did not represent a “customer” as defined by ASC 606, the stated contract price did not represent consideration for services to be delivered and the transaction did not satisfy the definition of revenue, which excluded this arrangement from the scope of ASC 606. As a result, the IP Transit Services Agreement will be recorded in connection with the Transaction at its discounted present value resulting in a discount of $79.6 million. The interest rate used in determining the present value was derived considering rates on similar issued debt instruments with comparable durations, among other market factors. The determination of the discount rate requires judgment.

SEC Preclearance Letter

On June 27, 2023, the Company submitted a letter to the SEC’s Office of the Chief Accountant (“OCA”) seeking confirmation of certain aspects of the accounting treatment for the IP Transit Agreement, in particular accounting for the IP Transit Services Agreement as consideration to complete the Transaction as opposed to revenue. The SEC staff encourages companies to consult with the OCA on accounting, financial reporting, and auditing concerns or questions, especially those involving unusual or complex transactions for which no clear authoritative guidance exists. The pro forma adjustments reflected in the unaudited pro forma condensed combined financial information represent the Company’s preliminary conclusions relative to the accounting treatment applicable to the IP Transit Services Agreement. The Company is in ongoing discussions with the SEC staff. The matter remains under review by the OCA and a final determination has not yet been reached.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Transaction or of any integration costs.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022. As part of the application of ASC 805, the Company is currently conducting a more detailed review of the Wireline Business’ accounting policies in an effort to determine if differences in accounting policies require reclassification or adjustment of the Wireline Business’ results of operations or reclassification or adjustment of assets or liabilities to conform to the Company’s accounting policies and classifications. Therefore, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 3. Calculation of Estimated Consideration and Preliminary Purchase Price Allocation of the Transaction

Estimated Consideration

The acquisition-date fair value of consideration expected to be received from the Transaction totaled $595.8 million and comprised the following:

(In thousands)	May 1, 2023
Estimated Purchase Price Adjustment amount paid to the Seller (a)	$64,604
Estimated Purchase Agreement payment to be received from the Seller, net of discount of $17,032 (b)	40,029
Amounts due from the Seller – IP Transit Services Agreement, net of discount of $79,610 (c)	620,390
Total to be received from the Seller	660,419
Total net consideration to be received from the Seller	$595,815

(a)	Includes a payment of approximately $61.1 million paid to the Seller on the Closing Date. Following completion of the Purchase Price Adjustment process in accordance with the terms of the Purchase Agreement, the Company expects that an additional payment of approximately $3.5 million will be due to the Seller, which payment the Company currently expects will be paid within 180 days from the Closing Date.

(b)	Under the Purchase Agreement, 50% of assumed short-term operating lease liabilities (which the Company currently estimates to be approximately $114.1 million in total) is expected to be paid to the Company from the Seller in four equal installments in months 55 to 58 following the Closing Date. The Company currently estimates this payment to be approximately $57.1 million and it is recorded at its present value, resulting in a discount of approximately $17.0 million. The interest rate used in determining the present value was derived by reference to rates on similar issued debt instruments with comparable durations, among other market factors. The determination of the discount rate requires judgment.

(c)	The IP Transit Services Agreement payments totaling $700 million are recorded at their present value resulting in a discount of approximately $79.6 million. The $700.0 million is expected to be paid to the Company from the Seller in equal monthly payments of approximately $29.2 million in months 1 to 12 following the Closing Date and approximately $8.3 million in months 13 to 54 following the Closing Date. The interest rate used in determining the present value was derived by reference to rates on similar issued debt instruments with comparable durations, among other market factors. The determination of the discount rate requires judgment.

Preliminary Purchase Price Allocation

Fair Value of Assets Acquired and Liabilities Assumed and Gain on Bargain Purchase

The Company accounted for the Transaction as a business combination under ASC 805. Under ASC 805, the identifiable assets acquired and liabilities assumed were recorded at their fair values as of the acquisition date. Assigning fair market values to the assets acquired and liabilities assumed at the date of an acquisition requires the use of significant judgment regarding estimates and assumptions. For the fair values of the assets acquired and liabilities assumed, the Company used the cost, income and market approaches, including market participant assumptions. The fair value of the identifiable assets acquired (including amounts due under the IP Transit Services Agreement) were in excess of the liabilities assumed and the net consideration to be paid resulting in a gain on bargain purchase of $1.1 billion.

The Transaction is considered an asset purchase for income tax purposes. The tax basis of the acquired business is the consideration paid ($1) plus the tax basis of the liabilities assumed, with adjustments for cash acquired in excess of the purchase price. Deferred income taxes are recorded based upon the difference between the book and tax basis of the acquired assets and assumed liabilities at the Company’s marginal effective income tax rate on the Closing Date.

The following table summarizes the fair values for each major class of assets acquired and liabilities assumed at the acquisition date. The Company retained the services of certified valuation specialists to assist with assigning values to certain acquired assets and assumed liabilities. The amounts presented are provisional and are subject to change as the Company refines the estimates and inputs used in the calculations of the assets acquired and liabilities assumed.

(In thousands)	May 1, 2023
Net consideration to be received from the Seller
Due from the Seller – IP Transit Services Agreement, net of discount of $79,610 (c)	$620,390
Due from the Seller – Purchase Agreement, net of discount of $17,032 (b)	40,029
Total consideration to be received from the Seller	$660,419
Cash consideration (d)	$-
Estimated Purchase Price Adjustment amount paid to the Seller on the Closing Date (a)	61,112
Estimated Purchase Price Adjustment amount to be paid to the Seller following the Closing Date (a)	3,492
Total consideration paid and to be paid to the Seller	$64,604
Total net consideration to be received from the Seller	$595,815

Assets
Current assets:
Cash and cash equivalents	$47,074
Accounts receivable	39,948
Prepaid expenses and other current assets	21,288
Total current assets	108,310
Total property and equipment	1,030,200
Right-of-use leased assets	487,036
Intangible assets	57,000
Deferred income tax assets	135,000
Deposits and other assets	7,191
Total assets	$1,824,737

Liabilities
Current liabilities:
Accounts payable	$13,312
Accrued and other current liabilities	36,629
Current maturities, operating lease liabilities (b)	114,121
Total current liabilities	164,062
Operating lease liabilities, net of current maturities	372,915
Unfavorable lease liabilities	147,503
Deferred income tax liabilities	580,000
Other long-term liabilities	38,352
Total liabilities	1,302,832
Fair value of net assets acquired	$521,905

Gain on bargain purchase
Fair value of net assets acquired	$521,905
Total net consideration to be received from Seller, net of discounts (b) (c)	595,815
Gain on bargain purchase	$1,117,720

(a)	Includes a payment of approximately $61.1 million paid to the Seller on the Closing Date. Following completion of the Purchase Price Adjustment process in accordance with the terms of the Purchase Agreement, the Company expects that an additional payment of approximately $3.5 million will be due to the Seller, which payment the Company currently expects will be paid within 180 days from the Closing Date.

(b)	Under the Purchase Agreement, 50% of assumed short-term operating lease liabilities (which the Company currently estimates to be approximately $114.1 million in total) is expected to be paid to the Company from the Seller in four equal installments in months 55 to 58 following the Closing Date. The Company currently estimates this payment to be approximately $57.1 million and it is recorded at its present value, resulting in a discount of approximately $17.0 million. The interest rate used in determining the present value was derived by reference to rates on similar issued debt instruments with comparable durations, among other market factors. The determination of the discount rate requires judgment.

(c)	The IP Transit Services Agreement payments totaling $700 million are recorded at their present value resulting in a discount of approximately $79.6 million. The $700.0 million is expected to be paid to the Company from the Seller in equal monthly payments of approximately $29.2 million in months 1 to 12 following the Closing Date and approximately $8.3 million in months 13 to 54 following the Closing Date. The interest rate used in determining the present value was derived by reference to rates on similar issued debt instruments with comparable durations, among other market factors. The determination of the discount rate requires judgment.

(d)	Cash consideration was $1.

The pro forma historical net asset adjustments as shown above are further described below.

Intangible Assets

Intangible assets include $57.0 million of acquired customer relationships with an estimated useful life of nine years and were determined using the income approach. This fair value measurement is based on significant inputs not observable in the market and, therefore, represents a Level 3 measurement as defined in ASC 820, Fair Value Measurement. The key assumptions in applying the income approach include the discount rate, estimated market share, capital and operating expenditures, forecasted revenue and a long-term growth rate for a hypothetical market participant. Future amortization expense of the customer relationships is $6.3 million per year for nine years. The preliminary estimate of fair value and estimated useful life may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the annual amortization expense of approximately $0.5 million, assuming a useful life of nine years.

Note 4: Pro Forma Adjustments

(a)	Represents a payment of approximately $61.1 million paid to the Seller on the Closing Date. Following completion of the Purchase Price Adjustment process in accordance with the terms of the Purchase Agreement, the Company expects that an additional payment of approximately $3.5 million will be due to the Seller, which payment the Company currently expects will be paid within 180 days from the Closing Date, for a total of $64.6 million.

(b)	Represents the estimated amount due from the Seller to the Buyer under the Purchase Agreement for short-term lease obligations. Under the Purchase Agreement, 50% of assumed short-term operating lease liabilities (which the Company currently estimates to be approximately $114.1 million in total) is expected to be paid to the Company from the Seller in four equal installments in months 55 to 58 following the Closing Date. The Company currently estimates this payment to be approximately $57.1 million and it is recorded at its present value, resulting in a discount of approximately $17.0 million. The interest rate used in determining the present value was derived by reference to rates on similar issued debt instruments with comparable durations, among other market factors. The determination of the discount rate requires judgment.

(c)	Represents amounts due under the IP Transit Services Agreement. In connection with the Transaction, Cogent Communications, Inc. and TMUSA entered into an IP Transit Services Agreement. The IP Transit Services Agreement payments totaling $700.0 million are recorded at their present value, resulting in a discount of $79.6 million. The $700.0 million is expected to be paid to the Company from the Seller in equal monthly payments of approximately $29.2 million in months 1 to 12 following the Closing Date and approximately $8.3 million in months 13 to 54 following the Closing Date. The current portion of the amounts due under the IP Transit Services Agreement total $350.0 million (net of a discount of approximately $36.2 million), and the long-term portion due under the IP Transit Services Agreement totals $350.0 million (net of a discount of approximately $43.4 million). The interest rate used in determining the present value was derived by reference to rates on similar issued debt instruments with comparable durations, among other market factors. The determination of the discount rate requires judgment.

(d)	Represents the elimination of the allowance for credit losses to record accounts receivable at their fair value.

(e)	Represents the adjustments to arrive at the estimated fair value of the property and equipment. The fair value of property and equipment was estimated using a market participant assumption. The Company retained the services of a certified valuation specialist to assist with assigning a value to the property and equipment.

(f)	Represents the adjustments to arrive at the estimated present value of the lease obligations of the Wireline Business using the Company’s accounting for leases policies. The adjustments include (i) using the Company’s discount rate on the Closing Date, (ii) the Company’s assumptions regarding the inclusion of renewal terms in the reasonably assured term of each lease and (iii) the Company’s inclusion of non-lease components in future minimum lease payments.

(g)	Represents the adjustments to arrive at the estimated fair value of the acquired intangible asset. The fair value of the intangible asset, customer relationships, was estimated using a market participant assumption. The Company retained the services of a certified valuation specialist to assist with assigning a value to the intangible asset.

(h)	Represents the adjustments to arrive at the estimated fair value of the acquired asset retirement obligations. The fair value of the asset retirement obligations were estimated using a market participant assumption. The Company retained the services of a certified valuation specialist to assist with assigning a value to the asset retirement obligations.

(i)	Represents the accrual of additional transaction expenses incurred by the Company subsequent to December 31, 2022. The remaining transaction expenses are included in the historical income statement of the Company for the year ended December 31, 2022. These additional transaction expenses will not affect the Company’s income statement beyond 12 months after the Closing Date.

(j)	Represents the estimated deferred income taxes to be recorded in connection with the Transaction. The Transaction is expected to be considered an asset purchase for income tax purposes. The tax basis of the acquired business is the consideration paid ($1) plus the tax basis of the liabilities assumed, with adjustments for cash acquired in excess of the purchase price. Deferred income taxes will be recorded based upon the difference between the book and tax basis of the acquired assets and assumed liabilities at the Company’s marginal effective income tax rate on the Closing Date.

(k)	Represents the elimination of employee restructuring liabilities that are not included as an assumed liability under the Purchase Agreement in connection with the Transaction.

(l)	Reflects the elimination of the Wireline Business historical total invested equity and the adjustment to add equity after the impact of the pro forma adjustments.

(m)	Represents the gain on bargain purchase related to the Transaction. The Company accounted for the Transaction as a business combination under ASC 805. The fair value of the identifiable assets acquired (including amounts due under the IP Transit Services Agreement) were in excess of the liabilities assumed and the net consideration to be paid resulting in a gain on bargain purchase of $1.1 billion.

Gain on bargain purchase
Fair value of net assets acquired	$521,905
Total net consideration to be received from Seller, net of discounts (b) (c)	595,815
Gain on bargain purchase	$1,117,720

(n)	Represents interest income from the amortization of the discount recorded under the IP Transit Services Agreement.

(o)	Represents interest income from the amortization of the discount recorded under the Purchase Agreement.

(p)	Represents the adjustments to record the elimination of historical depreciation expense and recognition of new depreciation expense based on the fair value of property and equipment.

(q)	Represents the recognition of new amortization expense related to the identifiable intangible assets (customer relationships) calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Future amortization expense of the customer relationships is expected to be $6.3 million per year for nine years.

(r)	Represents the estimated impact of the pro forma adjustments on the Company’s income taxes. A blended federal and state statutory tax rate of 26.0% has been assumed for the pro forma adjustments. The blended tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, cash needs, the geographical mix of income and changes in tax law.

(s)	Represents the elimination of amounts allocated from T-Mobile to the Wireline Business as costs of goods sold and selling general and administrative expenses under an administrative services arrangement. The corporate expenses that were allocated include expenses incurred for sales and marketing, information technology, finance, accounting, treasury and legal, real estate and facilities, human resources, stock-based compensation, procurement, advertising, product development, restructuring, and other corporate and infrastructure functions. These expenses were allocated to Wireline based on a pro rata share of revenue. Autonomous entity adjustments are needed when an acquired business was previously part of another entity and to depict the acquired business as stand-alone entity. These adjustments do not qualify as transaction accounting adjustments and must be shown separately as autonomous entity adjustments.

(t)	Represents the estimated liability for unfavorable lease liabilities. The Company obtained a certified valuation specialist to assist with assigning a value to the unfavorable lease liabilities.

(u)	Represents the amortization of the unfavorable lease liability over 3.8 years.